For period ending November 30, 2002
Exhibit 77Q2

File number 811-7286


Section 16 (a) Beneficial Ownership Reporting Compliance

An initial report under Section 16(a) of the Securities Exchange
Act of 1934 was not timely filed for Mr. Penicook. This delayed report did not involve any transaction in the Funds common stock but rather related to his election as an officer.